PRESS RELEASE

                   LIBERTY BANCORP, INC. DECLARES DIVIDEND AND
                      WILL FUND PURCHASE OF 125,649 SHARES

Contact:   Liberty Bancorp, Inc.
           Brent M. Giles, President and Chief Executive Officer
           (816) 781 - 4822

February 22, 2007, Liberty, Missouri - Liberty Bancorp, Inc. (Nasdaq: "LBCP") today announced that the Company has authorized the funding of a trust that will purchase up to 125,649 shares, or 2.64%, of the Company's outstanding common stock. The shares acquired by the trust will be used to fund restricted stock awards under the Company's 2007 Equity Incentive Plan, which was recently approved by shareholders. Share purchases will be made from time to time at the discretion of the independent trustee of the trust through open market purchases.

In addition, on February 21, 2007, the Board of Directors declared a quarterly cash dividend on the Company's outstanding common stock. The cash dividend of $.025 per share will be payable on March 26, 2007 to the stockholders of record at the close of business on March 9, 2007.

Brent M. Giles, President and Chief Executive Officer, stated that the Board of Directors determined that the payment of a dividend was appropriate in consideration of the Company's capital position. He noted that future dividends would depend upon the Company's financial condition, earnings, equity structure, capital needs and regulatory requirements, and economic conditions.

Liberty Bancorp, Inc., through its subsidiary BankLiberty, offers banking and related financial services to both individual and commercial customers. The Bank is headquartered in Liberty, Missouri with branches in Kansas City, Plattsburg, Platte City and Independence.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. The Bank and Company intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Bank or Company or any other person that results expressed therein will be achieved.